Exhibit 3.2


                           Chapman and Cutler
                         111 West Monroe Street
                        Chicago, Illinois  60603

                            February 22, 1996



Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, Illinois  60181

The Bank of New York
101 Barclay Street
New York, New York  10286


     Re:Van Kampen American Capital Equity Opportunity Trust,
          Series 27

Gentlemen:

     We have acted as counsel for Van Kampen American Capital Distributors, Inc., Depositor of Van Kampen American Capital Equity
Opportunity Trust, Series 27 (the "Fund"), in connection with the issuance of Units of fractional undivided interest in the Fund, under a Trust Agreement dated February 22, 1996 (the "Indenture") among Van
Kampen American Capital Distributors, Inc., as Depositor, American Portfolio Evaluation Services, a division of Van Kampen American Capital Investment Advisory Corp., as Evaluator, First of Michigan Corporation, as Supervisory Servicer, and The Bank of New York, as Trustee. The Fund is comprised of one unit investment trust, First of Michigan Real Estate Income and Growth Trust, Series 1 (the "Trust").

     In this connection, we have examined the Registration Statement, the Prospectus, the Indenture, and such other instruments and documents as we have deemed pertinent.

     The assets of the Trust will consist of a portfolio of equity securities (the "Equity Securities") as set forth in the Prospectus.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing Federal income tax law:

          (i) The Trust is not an association taxable as a corporation but will be governed by the provisions of subchapter J (relating to Trusts) of chapter 1, Internal Revenue Code of 1986 (the "Code").

         (ii) A Unitholder will be considered as owning a pro rata share of each asset of the Trust in the proportion that the number of Units held by him bears to the total number of Units outstanding. Under subpart E, subchapter J of chapter 1 of the Code, income of the Trust will be treated as income of each Unitholder in the proportion described, and an item of Trust income will have the same character in the hands of a Unitholder as it would have in the hands of the Trustee. Each Unitholder will be considered to have received his pro rata share of income derived from each Trust asset when such income is considered to be received by the Trust. A Unitholder's pro rata portion of distributions of cash or property by a corporation with respect to an Equity Security ("dividends" as defined by Section 316 of the Code ), except for capital gains dividends of a REIT as described below, are taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits." A Unitholder's pro rata portion of dividends which exceeds such current and accumulated earnings and profits will first reduce the Unitholder's tax basis in such Equity Security, and to the extent that such dividends exceed a Unitholder's tax basis in such Equity Security, shall be treated as gain from the sale or exchange of property. The issuers of the Equity Securities intend to qualify under special Federal income tax rules as "real-estate investment trusts" (each a "REIT," shares of such issuers held by the Trust shall be referred to collectively as the "REIT Shares"). Because Unitholders are deemed to directly own a pro rata portion of the REIT Shares as discussed above, Unitholders are advised to consult their tax advisers for information relating to the tax consequences of owning the REIT Shares.
     Provided an issuer qualifies as a REIT, certain distributions by such issuers on the REIT Shares may qualify as "capital gain dividends," taxable to shareholders (and, accordingly, to the Unitholders as owners of a pro rata portion of the REIT Shares) as long-term capital gains, regardless of how long a shareholder has owned such shares. In addition, distributions of income or capital gains declared on REIT Shares in October, November, or December will be deemed to have been paid to shareholders (and, accordingly, to the Unitholders as owners of a pro rata portion of the REIT Shares) on December 31 of the year they are declared, even when paid by a REIT during the following January and received by a shareholders or Unitholders in such following year.

        (iii) The price a Unitholder pays for his Units, generally including sales charges, is allocated among his pro rata portion of each Security held by the Trust (in the proportion to the fair market values thereof on the valuation date closest to the date the Unitholder purchases his Units), in order to determine his tax basis for his pro rata portion of each Security held by the Trust.

         (iv) Gain or loss will be recognized to a Unitholder (subject to various non-recognition provisions of the Code) upon redemption or sale of his Units, except to the extent an in kind distribution of stock is received by such Unitholder from the Trust as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his Units. Before adjustment, such basis would normally be cost if the Unitholder had acquired his units by purchase. Such basis will be reduced, but not below zero, by the Unitholder's pro rata portion of dividends with respect to each Equity Security which are not taxable as ordinary income.

          (v) If the Trustee disposes of a Trust asset (whether by sale, exchange, liquidation, redemption, payment on maturity or otherwise) gain or loss will be recognized to the Unitholder (subject to various non-recognition provisions of the Code) and the amount thereof will be measured by comparing the
     Unitholder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his Units (as of the date on which his Units were acquired) among each of the Trust assets of the Trust (as of the date on which his Units were acquired) ratably according to their values as of the valuation date nearest the date on which he purchased such Units. A Unitholder's basis in his Units and of his fractional interest in each Trust asset must be reduced, but not below zero, by the Unitholder's pro rata portion of dividends with respect to each Security which are not taxable as ordinary income and are not capital gain dividends as described above.

         (vi) Under the Indenture, under certain circumstances, a Unitholder tendering Units for redemption may request an in kind distribution of Securities upon the redemption of Units or upon the termination of the Trust. As previously discussed, prior to the redemption of Units or the termination of the Trust, a Unitholder is considered as owning a pro rata portion of each of the Trust's assets. The receipt of an in kind distribution will result in a Unitholder receiving an undivided interest in whole shares of stock and possibly cash. The potential federal income tax consequences which may occur under an in kind distribution with respect to each Security owned by the Trust. A "Security" for this purpose is a particular class of stock issued by a particular REIT. A Unit holder will not recognize gain or loss if a Unit holder only receives Equity Securities in exchange for his or her pro rata portion in the Equity Securities held by the Trust. However, if a Unit holder also receives cash in exchange for a fractional share of an Equity Security held by the Trust, such Unit holder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unit holder and his tax basis in such fractional share of an Equity Security held by the Trust. The total amount of taxable gains (or losses) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized under the rules described above by the redeeming Unitholder with respect to each Security owned by a Trust.

     Dividends received on the REIT Shares are not eligible for the dividends received deduction.

     Section 67 of the Code provides that certain itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by individuals only to the extent they exceed 2% of such individual's adjusted gross income. Temporary regulations have been issued which require Unitholders to treat certain expenses of a Trust as miscellaneous itemized deductions subject to this limitation.

     A Unitholder will recognize taxable gain (or loss) when all or part of the pro rata interest in a Security is either sold by the Trust or redeemed or when a Unitholder disposes of his Units in a taxable transaction, in each case for an amount greater (or less) than his tax basis therefor, subject to various non-recognition provisions of the Code.

     Any gain recognized on a sale or exchange will, under current law, generally be capital gain or loss and will be long term if the Unitholder has held his Units for more than one year. However, any loss realized by a Unitholder with respect to the disposition of his pro rata portion of the REIT Shares, to the extent such Unitholder has owned his Units for less than six months or the Trust has held the REIT shares for less than six months, will be treated as long-term capital loss to the extent of such Unitholder's pro rata portion of any capital gain dividends received (or deemed to have been received) with respect to the REIT Shares.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

                                    Very truly yours



                                    Chapman and Cutler

MJK/cjw